Exhibit 107
Calculation of Filing Fee Table
Schedule 14A
(Form Type)
Equity Commonwealth
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Transaction Value(1)	Fee Rate	Amount of Filing Fee(2)
Fees to Be Paid	$2,275,991,214.00	0.00014760	$335,936.30
Fees Previously Paid	—	—	—
Total Transaction Valuation	$2,275,991,214.00
Total Fees Due for Filing			$335,936.30
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$335,936.30

(1)	Aggregate number of securities to which transaction applies: As of September 17, 2024, the maximum number of shares of common stock to which this transaction applies is estimated to be 108,380,534.
(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(c) (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the product of 108,380,534 shares of common stock and the maximum per share consideration of $21.00. The filing fee equals the product of 0.00014760 multiplied by the value of the transaction.